Exhibit 3.1

AMENDED AND RESTATED
BY-LAWS
OF
VERINT SYSTEMS INC.
(a Delaware corporation)
(as amended as of March 19, 2015)

ARTICLE I
Stockholders

SECTION 1.    Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.
SECTION 2.    Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of (i) the Board of Directors, or (ii) the Chairman, if any. Special meetings shall be held at such date and time, within or without the State of Delaware, as may be specified by such order.
SECTION 3.    Notice of Meetings. Written notice of all meetings of the stockholders shall be given to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.
SECTION 4.    Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the Chairman, if any, or holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.
SECTION 5.    Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of the meeting of stockholders will also determine the order of business of the meeting and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxy holders) that may attend any such meeting, by ascertaining whether any stockholder or his or her proxy holder may be excluded from any such meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted the proceedings thereat, by determining the circumstances in which any person may make a statement or ask questions at any meeting, by ruling on all procedural questions that may arise during or in connection with the meeting, and by determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.
SECTION 6.    Voting; Proxies; Required Vote. At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy authorized in a manner permitted by Section 212 of the General Corporation Law of the State of Delaware, and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these By-laws. At all meetings of the stockholders at which a quorum is present, except as otherwise provided by law or the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. At all elections of directors the voting may but need not be by ballot. At all meetings of the stockholders at which a quorum is present, except as otherwise provided by law or the Certificate of Incorporation, all matters other than the election of directors shall be acted upon by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
SECTION 7.    Order of Business. (a) At an annual meeting of stockholders, only such business (other than the nomination of candidates for election as directors of the Corporation, which is governed by Article II, Section 3 of these By-laws) will be conducted or considered as is properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of the annual meeting (or any supplement thereto) given by or at the direction of the Board of Directors in accordance with Article I, Section 3 of these By-laws, (ii) otherwise properly brought before the annual meeting by the presiding officer or by or at the direction of a majority of the entire Board, or (iii) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with this Section 7. For purposes of these By-laws, “entire Board” refers to the total number of directors which the Corporation would have if there were no vacancies.

(b)
For business to be properly requested by a stockholder to be brought before an annual meeting, (i) the stockholder must be a stockholder of the Corporation of record at the time of the giving of the notice for such annual meeting, (ii) the stockholder must be entitled to vote at such meeting, (iii) the stockholder must have given timely notice thereof in proper written form to the Secretary, and (iv) if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided the Corporation with a Proposal Solicitation Notice (as defined below), such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at the least the percentage of shares of the Corporation entitled to vote required to approve such business that the stockholder proposes to bring before such annual meeting and included in such materials the Proposal Solicitation Notice. Except as otherwise provided by law, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90, nor more than 120, calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. To be in proper written form, a stockholder’s notice to the Secretary of the Corporation must set forth (A) as to each matter the stockholder proposes to bring before the annual meeting: (1) a description in reasonable detail of the business desired to be brought before the annual meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend these By-laws or the Certificate of Incorporation, the language of the proposed amendment); and (3) the reasons for conducting the business at the annual meeting; and (B) as to each stockholder giving the notice and any Stockholder Associate (as defined below): (1) the name and address of the stockholder, as they appear on the Corporation’s stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate; (2) a representation that at least one of these persons is a holder of record or beneficially of securities of the Corporation entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to present the business stated in the stockholder’s notice; (3) the class, series and number of any securities of the Corporation that are owned of record or beneficially by any of these persons as of the date of the stockholder’s notice; (4) a description of any material interests of any of these persons in the business proposed and of all agreements, arrangements and understanding between these persons and any other person (including their names) in connection with the proposal of the business by the stockholder; (5) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which any of these persons has a right to vote any shares of any securities of the Corporation; (6) a description of any derivative positions related to any class or series of securities of the Corporation owned of record or beneficially by the stockholder or any Stockholder Associate; (7) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associate with respect to any securities of the Corporation; and (8) a representation that after the date of the stockholder’s notice and until the date of the annual meeting, each of these persons will provide written notice to the Secretary of the Corporation as soon as practicable following a change in the number of securities of the Corporation held as described in response to subclause (3) above that equals 1% or more of the then-outstanding shares of the Corporation, and/or entry, termination, amendment or modification of the agreements, arrangements or understandings described in response to subclause (6) above that results in a change that equals 1% or more of the then-outstanding shares of the Corporation or in the economic interests underlying those agreements, arrangements or understandings; and (C) a representation as to whether the stockholder giving notice and any Stockholder Associate intends, or intends to be part of a group that intends (an affirmative statement of such intent, a “Proposal Solicitation Notice”): (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal; and/or (2) otherwise to solicit proxies from stockholders in support of the proposal. For purposes of this Section 7 and Article II, Section 3 of these By-laws, (x) “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters, Bloomberg or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act of 1934 (the “Exchange Act”) or furnished by the Corporation to its stockholders and (y) “Stockholder Associate” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, the stockholder; (2) any beneficial owner of securities of the Corporation owned of record or beneficially by the stockholder; and (3) any person controlling, controlled by or under common control with the Stockholder Associate. Notwithstanding the foregoing provisions of this Section 7, in order to include information with respect to a stockholder proposal in the Corporation’s proxy statement and form of proxy for a meeting of stockholders, a stockholder must provide notice as required by, and otherwise comply with, all of the applicable requirements of Rule 14a-8 under the Exchange Act (or any comparable successor rule or regulation). Nothing in this Section 7 will be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any comparable successor rule or regulation).

(c)
At a special meeting of stockholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given in accordance with these By-laws or (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the entire Board.

(d)
The determination of whether any business sought to be brought before any annual or special meeting of the stockholders is properly brought before such meeting in accordance with this Section 7 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.
SECTION 8.    Consents in Lieu of Meeting. Except as otherwise required by law or the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if: (i) a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) prompt notice of the taking of such corporate action by less than unanimous written consent is given to those stockholders who have not consented in writing.
ARTICLE II
Board of Directors
SECTION 1.    General Powers. The business, property and affairs of the Corporation shall be managed under the direction of the Board of Directors.
SECTION 2.    Qualification; Number; Term; Remuneration. (a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall be not less than three (3) or more than twenty (20), the exact number fixed from time to time by affirmative vote of a majority of the directors then in office, one of whom may be selected by the Board of Directors to be its Chairman.

(b)
Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c)
Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3.    Nomination of Directors. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) to elect directors under circumstances specified in a Preferred Stock Designation (as defined in the Certificate of Incorporation), only persons who are nominated in accordance with the provisions of this Section 3 will be eligible for election as directors at a meeting of stockholders.

(b)
Nominations of persons for election as directors may be made only at a meeting of stockholders (i) by or at the direction of the Board of Directors or a committee thereof or (ii) by any stockholder that is a stockholder of record at the time of giving the notice provided for in this Section 3, who is entitled to vote for the election of directors at such annual meeting, and who makes the nomination pursuant to timely notice in proper written form to the Secretary in compliance with the procedures set forth in this Section 3.

(c)
Except as otherwise provided by law, to be timely, a stockholder’s notice with respect to nominations of persons for election as directors of the Corporation must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90, nor more than 120, calendar days prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Notwithstanding anything in this Section 3 to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 3 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

(d)	To be in proper written form, a stockholder’s notice must set forth:

(i)
as to each person who is not an incumbent director of the Corporation whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class, series and number of securities of the Corporation that are owned of record or beneficially by such person; (D) the date or dates the securities were acquired and the investment intent of each acquisition; (E) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation); and (F) any other information relating to such person that the Board of Directors or any nominating committee of the Board of Directors reviews in considering any person for nomination as a director, as will be provided by the Secretary of the Corporation upon request;

(ii)
as to the stockholder giving the notice and any Stockholder Associate, (A) the name and address of the stockholder, as they appear on the Corporation’s stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate; (B) a representation that at least one of these persons is a holder of record or beneficially of securities of the Corporation entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice; (C) the class, series and number of securities of the Corporation that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice; (D) a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any Stockholder Associate and the proposed nominee(s); (E) a description of any derivative positions related to any class or series of securities of the Corporation owned of record or beneficially by the stockholder or any Stockholder Associate; (F) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associate with respect to any securities of the Corporation; and (G) a representation that after the date of the stockholder’s notice and until the date of the annual meeting each of these persons will provide written notice to the Secretary of the Corporation as soon as practicable following a change in the number of securities of the Corporation held as described in response to subclause (C) above that equals 1% or more of the then-outstanding shares of the Corporation, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described in response to subclause (F) above that results in a change that equals 1% or more of the then-outstanding shares of the Corporation or in the economic interests underlying these agreements, arrangements or understanding;

(iii)
a representation as to whether the stockholder giving notice and any Stockholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

(iv)
a written consent of each proposed nominee to serve as a director of the Corporation, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with these By-laws and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(e)
At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or such other information as it may reasonably require to determine the eligibility of such nominee to serve as a director of the Corporation.

(f)
The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 3, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Section 3, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 3, including without limitation any such rule or regulations relating to the delivery of a proxy statement and form of proxy. Nothing in the foregoing provision obligates the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for directors submitted by a stockholder.

SECTION 4.    Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. Except as otherwise required by the Certificate of Incorporation of the Corporation, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
SECTION 5.    Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.
SECTION 6.    Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors may meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.
SECTION 7.    Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine.
SECTION 8.    Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board of Directors or the President or by a majority of the directors then in office.

SECTION 9.    Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two days before the meeting, or by faxing or telephoning the same or by delivering the same personally or by electronic transmission not later than the day before the day of the meeting.
SECTION 10.    Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside.
SECTION 11.    Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.
SECTION 12.    Vacancies. Unless otherwise provided in these By-laws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.
SECTION 13.    Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, which shall include electronic transmission, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.
ARTICLE III
Committees
SECTION 1.    How Constituted and Powers. The Board of Directors, by resolution of a majority of the directors then in office, may appoint from among its members the committees enumerated in the By-laws and may appoint one or more other committees. The Board of Directors may designate one member of each committee as its chairman. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to the following matters:

(a)
approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval;

(b)	adopting, amending or repealing any By-law of the Corporation; or

(c)	amending or repealing any resolution adopted by the Board of Directors which by its terms is amendable or repealable only by the Board of Directors.
The Board of Directors, by resolution of a majority of directors then in office, may: (i) fill any vacancy in any committee; (ii) appoint one or more alternate members of any committee to act in the absence or disability of members of such committees with all the powers of such absent or disabled members; or (iii) remove any director from membership on any committee.
SECTION 2.    Audit Committee. The Board of Directors shall appoint an Audit Committee. The Audit Committee shall consist of not less than three (3) members, none of whom is (i) an officer or employee of the Corporation or its subsidiaries, or (ii) an individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Audit Committee shall: (i) select each year a firm of independent accountants to be the auditors of the Corporation for the ensuing fiscal year; (ii) review and discuss with the auditors and report to the Board of Directors thereon the plan and results of the annual audit of the Corporation; (iii) review and discuss with the auditors their independence, fees, functions and responsibilities, the internal auditing, control, and accounting systems of the Corporation and other related matters as the Audit Committee from time to time deems necessary or desirable and evaluate such control functions; and (iv) perform such other duties as may from time to time be assigned by the Board of Directors with respect to matters related to the Corporation’s accounting and/or finances, including without limitation, related to the Corporation’s accounting systems and/or internal controls.
SECTION 3.    Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then-appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.
SECTION 4.    Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.
SECTION 5.    Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV
Officers
SECTION 1.    Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President, a Chief Executive Officer, and a Secretary, and may include, by election or appointment, a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a Chief Financial Officer, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such assistant secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person.
SECTION 2.    Term of Office and Remuneration. The term of office of all officers shall be one year or until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.
SECTION 3.    Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the Board of Directors.
SECTION 4.    Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.
SECTION 5.    Vice Chairman of the Board. The Vice Chairman of the Board of Directors, if there shall be one, shall have such powers and duties as may from time to time be assigned by the Board of Directors or the Chairman of the Board of Directors.
SECTION 6.    Chief Executive Officer. The Chief Executive Officer shall have such duties as customarily pertain to that office. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision of the business of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees; and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall execute all contracts, bonds, mortgages and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-laws or the Board of Directors. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-laws or by the Board of Directors.
SECTION 7.    President. The President shall, subject to the control of the Board of Directors and the Chief Executive Officer of the Corporation, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all contracts, bonds, mortgages and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-laws, the Board of Directors or the Chief Executive Officer. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-laws, the Board of Directors or the Chief Executive Officer.
SECTION 8.    Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.
SECTION 9.    Chief Financial Officer. The Chief Financial Officer, if there shall be one, shall have the care and custody of the Corporation funds and securities, maintain banking relationships and execute credit and collection policies and shall perform such other duties as may be assigned by the Board of Directors or the President; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.
SECTION 10.    Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.
SECTION 11.    Secretary. The Secretary shall in general have all duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.
SECTION 12.    Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.
ARTICLE V
Certificates Representing Stock
SECTION 1.    Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any or all the signatures on any such certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
SECTION 2.    Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock represented by certificates shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.
SECTION 3.    Fractional Shares. The Corporation may, but shall not be required to, issue fractions of a share, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.
SECTION 4.    Authority Regarding Transfer. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of uncertificated shares and of certificates representing shares of the Corporation.
SECTION 5.    Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.
ARTICLE VI
Fiscal Year
The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall end on the 31st day of January in each year.
ARTICLE VII
Waiver of Notice
Whenever notice is required to be given by these By-laws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.
ARTICLE VIII
Bank Accounts, Drafts, Contracts, Etc.
SECTION 1.    Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.
SECTION 2.    Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.
SECTION 3.    Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any corporation in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.
SECTION 4.    Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.
ARTICLE IX
Amendments
In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter, change, adopt or repeal any or all By-laws of the Corporation; provided, however, that any By-laws adopted by the Board of Directors may be amended or repealed by stockholders entitled to vote thereon.

ARTICLE X
Forum for Adjudication of Disputes
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.